UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/14/2014

Servotronics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-07109

Delaware	16-0837866
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1110 Maple Street
Elma, New York 14059
(Address of principal executive offices, including zip code)

(716) 655-5990
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

As previously disclosed by Servotronics, Inc. (the "Company") in filings with the Securities and Exchange Commission ("SEC"), certain claims had been pending between the Company and a former Executive Officer of the Company (the "Former Employee"), in connection with the termination of the Former Employee's employment agreement effective October 20, 2012. Such claims had been pending in an arbitration proceeding before a single arbitrator under the rules of the American Arbitration Association.
On September 30, 2014 the arbitrator issued an award in favor of the Former Employee. Pursuant to the material provisions of the arbitration award, the Company is to pay the Former Employee the sum of $3,996,750 plus interest at the annual rate of 9% calculated from September 2012 through the date of the final award. The amount of the arbitration award represented the present value of the Former Employee's calculation of his estimated total compensation for the remainder of the term of the employment agreement (through December 2018). In addition, as the prevailing party, the Former Employee is entitled to attorney's fees and disbursements in connection with the arbitration. On October 13, 2014 the Former Employee submitted a request to be awarded approximately $850,000 for such attorney's fees and disbursements, however such request has not been approved by the arbitrator as of the date of this filing.
The Company believes that the arbitrator's ruling is not supported by the facts of this case or the terms of the employment agreement and is reviewing its legal options. On October 8, 2014, the Company, without conceding the correctness of any aspect of the arbitration award, filed a request for modification of the award to correct certain errors and/or miscalculations contained in the award. First, the Company noted to the arbitrator that the damages calculation submitted on behalf of the Former Employee during arbitration totaled $3,534,534 rather than $3,996,750 cited by the arbitrator. Second, the Company contends that in calculating estimated damages over the term of the employment agreement it was improper for the award to include estimated annual salary adjustments, bonus payments and other incentive compensation in future years since those elements of compensation were not guaranteed under the terms of the employment agreement. On October 13, 2014, the Company requested that the arbitration hearing be reopened to allow evidentiary submissions with respect to the calculation of damages consistent with the arbitration award. The Company has argued that under New York law only non-discretionary compensation guaranteed under an employment contract is recoverable in a claim for breach of the employment contract. The Company's requests for modification of the arbitration award and to reopen the arbitration hearing are still pending and any final arbitration award (including determination of attorney's fees and disbursements) must be confirmed by New York State Supreme Court prior to becoming binding on the Company.
The Company has an employment practices liability insurance policy in place with a national insurer and the amount of the arbitration award is within that policy limit. The insurance carrier issued a preliminary denial of coverage in connection with this matter. The Company has provided a copy of the arbitration award to the insurance carrier, and, to date, there has not been a subsequent confirmation or denial of the arbitration award by the carrier. The Company believes that it has good arguments to enforce coverage and will continue to vigorously pursue all of its rights under the insurance policy.
In prior SEC filings management had not included any accrual in the financial statements related to the arbitration as a result of legal counsel's assessment that an award of damages to the Former Employee was not probable. The Company continues to monitor the arbitration proceeding and insurance coverage issues and will assess whether an accrual is warranted for any recently completed or future periods. If the arbitration award is ultimately confirmed and if insurance coverage is not available, the award could have a material adverse effect on the Company's consolidated financial statements or liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Servotronics, Inc.

Date: October 14, 2014	By:	/s/ Cari L. Jaroslawsky
Cari L. Jaroslawsky
Chief Financial Officer